UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2006
SunCom Wireless Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	I-15325 (Commission File Number)	23-2974475 (I.R.S. Employer Identification No.)
1100 Cassatt Road
Berwyn, Pennsylvania
19312
(Address Of Principal Executive Offices, Including Zip Code)
(610) 651-5900
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     Under the New York Stock Exchange (the “NYSE”) continued listing requirements, as they apply to SunCom Wireless Holdings, Inc. (“SunCom”), SunCom would be considered “below criteria” if its average market capitalization were to fall below $100 million over a consecutive 30 trading-day period. On September 27, 2006, SunCom received official notice from the NYSE that SunCom had fallen “below criteria” under the continued listing requirements, because its average market capitalization was less than $100 million over a consecutive 30 trading-day period. Based on the aggregate 71,243,870 shares of Class A and Class B common stock outstanding as of June 30, 2006 and the reported closing price of SunCom’s Class A common stock on the NYSE on September 27, 2006 of $0.98, SunCom had an average 30-day market capitalization of approximately $92.9 million as of that date.
     Under the applicable NYSE compliance procedures, SunCom has 45 days from the date of its receipt of the notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continued listing standards within 18 months. SunCom currently intends to submit such a plan. The NYSE has advised SunCom that, beginning on October 4, 2006, the NYSE will make available on its consolidated tape an indicator, “.BC,” to reflect that SunCom is below the NYSE’s quantitative continued listing standards. In order to achieve compliance with the continued listing standards, SunCom would have to demonstrate a market capitalization of at least $100 million at the end of the 18-month compliance period. If SunCom fails to submit a compliance plan, if the NYSE does not accept SunCom’s plan, or if SunCom is unable to achieve compliance with the continued listing standards, SunCom would be delisted from the NYSE. In such event, SunCom may seek to transfer listing of its Class A common stock to another exchange.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOM WIRELESS HOLDINGS, INC.
Date: September 29, 2006	By:	/s/ Charles H.N. Kallenbach
Charles H.N. Kallenbach
Senior Vice President of Legal and Regulatory Affairs